UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 10, 2011

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 10, 2011, Stein Mart, Inc. (the “Company” or “Stein Mart”) entered into an Amended and Restated Co-Brand and Private Label Credit Card Consumer Program Agreement (the “Agreement”) with GE Capital Retail Bank (“GE”) effective October 3, 2011. The Agreement amends the Co-Brand Credit Card Consumer Program Agreement, dated September 28, 2006 (the “Prior Agreement”), which provided a co-branded consumer credit card program (the “Co-Brand Program”).

The Agreement provides for continuation of the Co-Brand Program and establishes a private label credit card program (the “PLCC Program”) which will be offered to qualified consumer customers of the Company. Unlike our co-brand card, our private label card may only be used at Stein Mart. The parties intend to launch the PLCC Program no later than February 29, 2012. The Co-Brand Program and PLCC Program are collectively referred to as the “Program”.

The new Program will be operated similar to how it was under the Prior Agreement. During the term of the Agreement, the Company will make the Program available to its customers, including, accepting and transmitting account applications and accepting credit cards through all its retail sales channels. GE will extend credit directly to cardholders under the Program to finance purchases from Stein Mart and, for co-brand cardholders, from other retailers. GE will provide all servicing for the credit card accounts, including customer service and collections, and bear all credit and fraud losses. The Company will maintain a cardholder rewards program and funds rewards redeemed by cardholders as part of that program. Co-brand cardholders earn reward certificates based on purchase volume and all cardholders can participate in in-store “extra savings events”.

An operating committee of at least five members (at least two senior managers from Stein Mart and two from GE) will be established to oversee the Program. GE will make payments to a marketing fund to be used in accordance with a mutually agreed upon marketing plan approved by the operating committee.

The initial term of the Agreement is for seven years and renews automatically for successive one-year terms unless either party provides notice of termination at least 180 days prior to expiration of the initial or renewal term. The Agreement contains early termination rights for each party, including termination rights upon default or upon other specified events.

GE will compensate Stein Mart as specified in the Agreement. As previously disclosed in our Form 10-Q for the quarterly period ended July 30, 2011, under the Prior Agreement a significant portion of income was earned from new account fees which will not be received under the new agreement. New account fees were approximately $3.7 million during the last 12 months. For retailers that have both co-brand and private label credit cards (“PLCC”), the PLCC typically accounts for a much higher portion of cardholders and related sales. As such, we believe we have significant opportunity to increase the number of our cardholders. Credit card customers both co-brand and PLCC, spend more than non-credit card customers, so we expect an increase in the number of credit card customers will provide incremental sales. In addition, we are integrating our Preferred Customer loyalty program with our new credit card Program to maximize this sales-lift opportunity. We expect that over time the benefits driven by increased spending and sales lift from additional credit card customers in a combined co-brand/PLCC program will offset the loss of new account fees.

The foregoing summary is qualified in its entirety by reference to the full and complete terms of the Agreement which will be filed in the Company’s next quarterly report on Form 10-Q. A copy of the Company’s press release announcing the Agreement is filed with this report as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibit

99.1 Press Release dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: October 14, 2011	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1 Press Release dated October 14, 2011.